Houston Wire & Cable Company Reports Results for the Second Quarter of 2013

HOUSTON, TX -- (Marketwired - August 06, 2013) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced operating results for the second quarter ended June 30, 2013.

Selected highlights were:

  Sales of $99.3 million up 1.3% over Q2 2012
  Operating cash flow of $3.3 million
  Net income of $4.1 million
  Diluted EPS of $0.23 per share
  Debt decreased to $46.6 million, lowest level since Q1 2010
  Declared a dividend of $0.11 per share

Second Quarter Summary
Jim Pokluda, President and Chief Executive Officer, commented, "Continued inconsistencies in regional market conditions limited our sales increase to 1.3% over the prior year period and 5.3% sequentially. However, we estimate a more encouraging increase in sales of approximately 4% over the prior year period and 7.5% sequentially when adjusted for deflation in metal prices. We estimate Maintenance, Repair and Operations (MRO) sales increased approximately 5% over the second quarter of 2012, while project business from our long term growth initiatives encompassing Environmental Compliance, Engineering & Construction, Industrials, LifeGuard™ (and other private branded products), Utility Power Generation, and Mechanical continued to suffer from a shortage of new large capital projects and was down approximately 5% from the prior year period."

"New product initiatives, including specialty oil and gas cables and aluminum cables, continued to help the top line. Both the operating cash flow generated and the resulting debt reduction exceeded our internal estimates and further strengthened the Company's financial position, as debt decreased to its lowest level in more than three years. We hope to see more consistent market demand in the under-performing regions in the last half of the year, and if this occurs, sales and profitability should improve."

Gross margin at 21.9% decreased 80 basis points from the second quarter of 2012 due to competitive pricing and the impact of metals. Operating expenses were up $0.1 million or 0.9% from the prior year period, principally due to higher salaries partially offset by lower commissions. These items impacted operating margin, which fell to 6.9%, down 80 basis points from 2012.

Interest expense of $0.3 million was down 23% from the prior year period. Outstanding debt fell by the same percentage, from $60.5 million at June 2012 to $46.6 million at June 2013, the lowest quarterly level since March 2010. The average effective interest rate remained flat at 2.1%.

Net income of $4.1 million decreased by $0.4 million from the second quarter of 2012. Diluted earnings per share were $0.23 compared to $0.25 in the prior year period. Pokluda further commented, "I am pleased that our financial performance and strong balance sheet again allowed us to return funds to our shareholders through the $0.11 per share dividend."

Six month summary
Sales for the six month period were up slightly versus the prior year period and increased approximately 3.5% when adjusted for metals price deflation. Project sales within the six long-term growth initiatives remained inconsistent, and were down approximately 5% due to varying levels of geographic and end-market demand. MRO sales increased approximately 4% and continued to reflect a slow but steady recovery across multiple geographies and end markets.

Gross margins at 22.3% were down 20 basis points from the 2012 period. "Pricing remains very competitive in the marketplace, as demand for product remains tepid in several parts of the country. Despite this demand inconsistency, we were pleased to see our margins remain at respectable levels while, we believe, gaining market share as evidenced by our metals adjusted top line growth," said Mr. Pokluda. Gross profit dollars decreased by $0.3 million or 0.7%, primarily due to the decrease in gross margin.

Operating expenses increased by 2.7% or $0.8 million in the current year period, primarily due to the increased headcount, principally in sales and marketing personnel. Pokluda further commented, "Rigorous expense management remains a top priority and we have heightened awareness towards this end given the current level of demand."

Interest expense of $0.5 million was lower than the prior year's $0.6 million as average debt levels fell from $54.3 million in 2012 to $53.3 million in 2013 and as interest rates decreased slightly to 2%. The effective tax rate for the period of 37.8% was lower than the 38.6% rate in the prior year period, due to the impact of a state tax adjustment in the first quarter of 2013.

Net income for the period of $7.9 million fell 6.2% from the $8.4 million level in the prior year period. Accordingly, diluted earnings per share fell, from $0.47 in the prior year period to $0.44 in the current period.

Conference Call
The Company will host a conference call to discuss second quarter results today, Tuesday, August 6, 2013, at 10:00 a.m., C.T. Hosting the call will be James Pokluda, President and Chief Executive Officer and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until August 13, 2013.

Replay, Toll-Free #: 855-859-2056
Replay, Toll #: 404-537-3406
Conference ID # 23820708

About the Company
With over 35 years experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, primary and secondary aluminum distribution cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements
This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                        HOUSTON WIRE & CABLE COMPANY
                        Consolidated Balance Sheets
                     (In thousands, except share data)

                                                   June 30,    December 31,
                                                     2013          2012
                                                 ------------  ------------
                                                  (unaudited)
Assets
Current assets:
  Cash                                           $         --  $        274
  Accounts receivable, net                             64,517        65,892
  Inventories, net                                     83,832        84,662
  Deferred income taxes                                 2,432         2,455
  Income taxes                                            649            --
  Prepaids                                              1,283           841
                                                 ------------  ------------
Total current assets                                  152,713       154,124

Property and equipment, net                             5,788         5,824
Intangible assets, net                                 11,100        11,967
Goodwill                                               25,082        25,082
Other assets                                              140           158
                                                 ------------  ------------
Total assets                                     $    194,823  $    197,155
                                                 ============  ============

Liabilities and stockholders' equity
Current liabilities:
  Book overdraft                                 $      6,529  $         --
  Trade accounts payable                               12,155        12,330
  Accrued and other current liabilities                13,631        15,379
  Income taxes                                             --             5
                                                 ------------  ------------
Total current liabilities                              32,315        27,714

Debt                                                   46,649        58,588
Other long term obligations                               103           103
Deferred income taxes                                   1,497         1,670
                                                 ------------  ------------
Total liabilities                                      80,564        88,075
                                                 ------------  ------------

Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000
   shares authorized, none issued and
   outstanding                                             --            --
  Common stock, $0.001 par value; 100,000,000
   shares authorized: 20,988,952 shares issued:
   17,939,026 and 17,899,499 outstanding at June
   30, 2013 and December 31, 2012, respectively            21            21
  Additional paid-in-capital                           55,495        55,291
  Retained earnings                                   108,580       104,252
  Treasury stock                                      (49,837)      (50,484)
                                                 ------------  ------------
Total stockholders' equity                            114,259       109,080
                                                 ------------  ------------
Total liabilities and stockholders' equity       $    194,823  $    197,155
                                                 ============  ============

                        HOUSTON WIRE & CABLE COMPANY
                      Consolidated Statements of Income
                                 (Unaudited)
               (In thousands, except share and per share data)

                                Three Months Ended       Six Months Ended
                                     June 30,                June 30,
                             ----------------------- -----------------------
                                 2013        2012        2013        2012
                             ----------- ----------- ----------- -----------

Sales                        $    99,332 $    98,082 $   193,636 $   192,544
Cost of sales                     77,607      75,830     150,532     149,154
                             ----------- ----------- ----------- -----------
Gross profit                      21,725      22,252      43,104      43,390

Operating expenses:
  Salaries and commissions         7,785       7,695      15,752      14,924
  Other operating expenses         6,315       6,288      12,596      12,662
  Depreciation and
   amortization                      758         739       1,503       1,472
                             ----------- ----------- ----------- -----------
Total operating expenses          14,858      14,722      29,851      29,058
                             ----------- ----------- ----------- -----------

Operating income                   6,867       7,530      13,253      14,332
Interest expense                     252         329         525         595
                             ----------- ----------- ----------- -----------
Income before income taxes         6,615       7,201      12,728      13,737
Income taxes                       2,562       2,780       4,813       5,300
                             ----------- ----------- ----------- -----------
Net income                   $     4,053 $     4,421 $     7,915 $     8,437
                             =========== =========== =========== ===========

Earnings per share:
  Basic                      $      0.23 $      0.25 $      0.45 $      0.48
                             =========== =========== =========== ===========
  Diluted                    $      0.23 $      0.25 $      0.44 $      0.47
                             =========== =========== =========== ===========
Weighted average common
 shares outstanding:
  Basic                       17,800,056  17,725,549  17,776,500  17,712,075
                             =========== =========== =========== ===========
  Diluted                     17,898,911  17,805,979  17,872,307  17,810,441
                             =========== =========== =========== ===========

Dividend declared per share  $      0.11 $      0.09 $      0.20 $      0.18
                             =========== =========== =========== ===========

                        HOUSTON WIRE & CABLE COMPANY
                   Consolidated Statements of Cash Flows
                                (Unaudited)
                               (In thousands)

                                                           Six Months
                                                         Ended June 30,
                                                     ----------------------
                                                        2013        2012
                                                     ----------  ----------

Operating activities
Net income                                           $    7,915  $    8,437
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                           1,503       1,472
  Amortization of capitalized loan costs                      9           9
  Amortization of unearned stock compensation               433         537
  Provision for doubtful accounts                           (59)         15
  Provision for returns and allowances                       35         (55)
  Provision for inventory obsolescence                      226         350
  Deferred income taxes                                    (183)       (218)
  Changes in operating assets and liabilities:
    Accounts receivable                                   1,399      (2,927)
    Inventories                                             604     (12,743)
    Prepaids                                               (442)       (359)
    Other assets                                              9         (10)
    Book overdraft                                        6,529         386
    Trade accounts payable                                 (175)      2,404
    Accrued and other current liabilities                (1,783)     (7,779)
    Income taxes                                           (661)      1,527
    Other long term obligations                              --         (13)
                                                     ----------  ----------
Net cash provided by (used in) operating activities      15,359      (8,967)

Investing activities
  Expenditures for property and equipment                  (600)       (459)
                                                     ----------  ----------
Net cash used in investing activities                      (600)       (459)

Financing activities
  Borrowings on revolver                                192,540     200,578
  Payments on revolver                                 (204,479)   (188,082)
  Proceeds from exercise of stock options                   422         137
  Excess tax benefit for stock options                       42          34
  Payment of dividends                                   (3,552)     (3,187)
  Purchase of treasury stock                                 (6)        (54)
                                                     ----------  ----------
Net cash (used in) provided by financing activities     (15,033)      9,426
                                                     ----------  ----------

Net change in cash                                         (274)         --
Cash at beginning of period                                 274          --
                                                     ----------  ----------

Cash at end of period                                $       --  $       --
                                                     ==========  ==========

CONTACT:

Nicol G. Graham
Chief Financial Officer
Direct: 713.609.2125
Fax: 713.609.2168
ngraham@houwire.com